Exhibit 99.1
The Timken Company
Media Contact: Lorrie Paul Crum
Manager — Global Media and Strategic Communications
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Facsimile: (330) 471-7032
lorrie.crum@timken.com
Investor Contact: Steve Tschiegg
Director — Capital Markets and Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors
NEWS RELEASE
Timken Reports Record 2008 Results
•	Company posts record annual sales, earnings and cash from operations despite challenging fourth quarter

•	Outlook for 2009 lower across most of the enterprise
     CANTON, Ohio: Jan. 29, 2009 — The Timken Company (NYSE: TKR) today reported sales of $5.7 billion for 2008, an increase of 8 percent from a year ago. During the year, the company benefited from strong demand in global industrial markets, surcharges, pricing and currency, as well as acquisitions serving the aerospace and energy market sectors. Lower automotive demand partially offset these benefits.
     The company achieved income from continuing operations of $267.7 million, or $2.78 per diluted share, up from $219.4 million, or $2.29 per diluted share, in 2007. The 2008 results included a goodwill impairment charge in the company’s Mobile Industries segment of $42.2 million, or $0.44 per diluted share. Excluding all special items, income from continuing operations increased 36 percent to $313.4 million or $3.26 per diluted share in 2008, compared with $229.9 million or $2.40 per diluted share in the prior year. Full-year earnings benefited from pricing, surcharges and acquisitions. These benefits were partially offset by higher raw material costs and related LIFO charges, as well as manufacturing and logistics costs versus a year ago.
     “Our strategy to reposition the company for more diversified, profitable growth in industrial markets contributed to the year’s record results,” said James W. Griffith, Timken president and chief executive officer. “We believe the steps we’ve taken to grow and optimize our business for long-term value creation also position the company to better manage through the current downturn.”

Timken made progress in these key areas of its strategy:
•	Transformation: Timken implemented its realignment of the Bearings and Power Transmission Group, leveraging synergies within its businesses to improve performance. The company also reduced employment by approximately 2,500 positions in the past 15 months, streamlining operations as part of its realignment and in response to lower demand;

•	Differentiation: Timken’s Steel business strengthened its competitive position with the expansion of its thermal treatment capabilities to serve the energy and industrial sectors and a small-bar mill that extends its offering in highly specialized small-diameter sizes for power transmission applications;

•	Expansion in aerospace: Timken integrated the Purdy business acquired in late 2007, along with the 2008 acquisition of EXTEX. These additions strengthened the company’s presence in aerospace products and aftermarket services, while Timken’s new precision products facility in China will serve the commercial aerospace industry’s growth there;

•	Expansion in energy: Supporting its expansion in the energy sector, the company acquired Boring Specialties (BSI), focused on the oil and gas industry, and increased its strategic capabilities to serve demand in wind energy with a joint venture in China. In North America, the company reallocated existing capacity to serve demand in wind energy;

•	Growth in Asia: The company continued to broaden its reach in Asia, including expanded production in China and India, and a widening global distribution network that is extending Timken’s brand in the region; and

•	Execution: Timken completed another phase of its Project O.N.E. global system initiative to optimize transactions and customer service, which now has approximately 75 percent of the Bearings and Power Transmission Group’s global sales flowing through the system.
The Timken Company

Fourth-Quarter Results
     For the quarter ended Dec. 31, 2008, sales were $1.2 billion, a decrease of 10 percent from a year ago. The benefits of pricing, surcharges and acquisitions were more than offset by weaker demand across most of the company’s end markets and the impact of currency.
     Income from continuing operations was a loss of $0.38 per diluted share in the fourth quarter of 2008, compared with income of $0.50 per diluted share in the same period a year ago. The 2008 results included an after-tax goodwill impairment charge in the company’s Mobile Industries segment of $42.2 million, or $0.44 per diluted share. Excluding special items, income from continuing operations was $0.07 per diluted share in the fourth quarter of 2008, compared with $0.51 a year ago. Benefits from pricing, surcharges and selling, administrative and general (SG&A) expense reductions were more than offset by the effects of lower demand, higher raw-material costs and related LIFO charges compared with a year ago. The company’s fourth-quarter results were negatively affected by the timing of raw-material cost recovery, which benefited the third quarter of 2008.
     Fourth-quarter earnings were below the company’s prior estimate of $0.16 to $0.26, primarily due to the impact of LIFO expense. The company expected to have LIFO income during the quarter, but with lower demand, incurred a net LIFO expense of $26.9 million. The company expects LIFO income in 2009.
     Total debt was $624 million as of Dec. 31, 2008, or 27.8 percent of capital. Net debt at Dec. 31, 2008, was $508 million, or 23.8 percent of capital, compared with $693 million, or 26.1 percent, as of Dec. 31, 2007. The decrease in net debt reflects strong operating cash flow. Shareholders’ equity at Dec. 31, 2008, was $1.6 billion, a decrease of $338 million due primarily to an after-tax charge of $415 million to other comprehensive income to reflect valuation adjustments for pension and other post-retirement benefit obligations, primarily resulting from negative pension-plan asset returns in 2008.
The Timken Company

     The company continues to maintain a strong balance sheet and ample liquidity. In addition to cash and cash equivalents of $116 million at Dec. 31, 2008, the company had $573 million available under committed credit facilities. In the third quarter, Moody’s Investor Service increased Timken’s corporate credit rating to “Baa3” (investment-grade), reflecting the company’s improved financial condition. This is consistent with the company’s investment-grade rating from Standard & Poor’s Ratings Services (“BBB-”).
Bearings and Power Transmission Group Results
     Full-year sales in 2008 for the Bearings and Power Transmission Group were $4.0 billion, up 4 percent compared with the prior year. Earnings before interest and taxes (EBIT) for 2008 were $313.7 million, an increase of 46 percent over 2007.
     Sales in the fourth quarter of 2008 were $865.1 million, down 13 percent from the fourth quarter of 2007. EBIT in the fourth quarter was $31.2 million, down 37 percent from the prior-year period.
Mobile Industries Segment Results
     Sales for the Mobile Industries segment were $2.3 billion in 2008, down 7 percent compared with the prior year. Sales declined as a result of lower demand primarily from the North American light-vehicle market sector. Stronger demand in the off-highway, automotive aftermarket, heavy-truck and rail market sectors, pricing and the effect of currency partially offset the decline in light-vehicle demand.
     Mobile Industries’ 2008 EBIT was $16.5 million, a decrease of 67 percent from 2007. Results benefited from pricing, currency and mix, which were more than offset by lower demand, underutilization of manufacturing capacity, higher logistics and material costs and related LIFO charges. In addition, the company increased its accounts-receivable reserves for automotive customers. During the year, the company reduced total employment levels and temporarily idled factories beyond normal seasonal shutdowns in response to weakness in demand.
     In the fourth quarter, Mobile Industries’ sales were $461.8 million, a decrease of 23 percent from the same period a year ago. Stronger demand in the off-highway
The Timken Company

market sector and pricing were more than offset by lower demand from North American and European light-vehicle and heavy-truck market sectors, as well as unfavorable currency.
     The Mobile Industries segment had a loss of $31.5 million in the fourth quarter of 2008, compared with a loss of $5.2 million for the same period a year ago. Results reflected lower volume, higher material costs and related LIFO charges, which were partially offset by pricing, mix and lower SG&A expense.
Process Industries Segment Results
     Sales for the Process Industries segment were $1.3 billion in 2008, up 18 percent from the prior year. The increase was driven by strong demand across broad industrial market sectors, new capacity, pricing and currency. Process Industries also benefited from its Asian growth initiative, for which sales now represent approximately 19 percent of the segment.
     EBIT for the year increased to $246.8 million, up 73 percent over 2007, driven by strong volume, increased capacity for large-bore products, pricing and currency. Partially offsetting these benefits were higher raw-material and related LIFO charges, as well as higher manufacturing and logistics costs.
     Sales in the fourth quarter of 2008 were $290.1 million, a decrease of 5 percent from the fourth quarter of 2007, driven by lower volume and the unfavorable impact of currency. EBIT in the fourth quarter was $44.1 million, up 0.4 percent from the prior year, as improved pricing and lower SG&A expenses were offset by lower volume, higher material costs and related LIFO charges.
Aerospace and Defense Segment Results
     Sales for the Aerospace and Defense segment were $431.1 million in 2008, up 38 percent from the prior year. The increase was driven primarily by the Purdy and EXTEX acquisitions, completed in October 2007 and November 2008 respectively, as well as strong demand and favorable pricing. Acquisitions accounted for approximately 60 percent of the sales increase from the prior year.
The Timken Company

     EBIT for the year increased to $50.4 million, up 132 percent over 2007. Performance benefited from acquisitions, pricing, volume and improved manufacturing productivity, partially offset by investments in capacity expansions, including the aerospace and precision products plant in China.
     Sales in the fourth quarter of 2008 were $113.3 million, an increase of 19 percent from the fourth quarter of 2007. The increase was driven primarily by acquisitions and pricing. Acquisitions accounted for approximately 40 percent of the sales increase in the quarter. EBIT in the fourth quarter was $18.6 million, up 75 percent from the prior year, benefiting from acquisitions, pricing and volume.
Steel Group Results
     Sales for the Steel Group, including inter-segment sales, reached $1.9 billion in 2008, up 19 percent from 2007. The increase was driven by surcharges and favorable mix resulting from higher demand across all market sectors, except automotive. The benefit of the group’s BSI acquisition completed in the first quarter of 2008 was offset by the divestiture of the Desford steel tube manufacturing operations in 2007.
     EBIT for the year increased to $264.0 million, up 14 percent over 2007, driven by strong volumes in key market segments and higher surcharges, which were partially offset by higher raw-material costs and related LIFO charges, as well as higher manufacturing costs.
     Sales in the fourth quarter, including inter-segment sales, were $371.5 million, a decrease of 2 percent from the prior-year period. The decline was driven by lower volumes, primarily in the automotive market sector, partially offset by favorable mix, the benefit of the BSI acquisition and higher surcharges.
     The Steel Group had a loss of $3.5 million in the fourth quarter of 2008, compared with EBIT of $47.5 million for the same period a year ago. The decline primarily resulted from lower manufacturing volumes and higher raw-material costs in the quarter. During the quarter, the company had negative material-cost recovery
The Timken Company

primarily due to timing, as the company benefited from surcharges in excess of its material costs in the third quarter of 2008.
Outlook
     Timken’s outlook reflects a deteriorating global economic climate in 2009. Although the implications of this decline are difficult to predict, the company anticipates weakness in most of its end markets throughout the year. The company expects earnings per diluted share for 2009, excluding special items, to be $1.30 to $1.60 for the year, compared with $3.26 in 2008.
     “We are proactively managing the company for this time of extreme economic uncertainty. We have decreased operating levels to better match production with demand, including a combination of permanent and temporary furloughs. We have also reduced capital investments and lowered SG&A spending in response to immediate challenges,” said Griffith. “We are monitoring market conditions and will take additional actions as appropriate to optimize the performance of our company.”
Conference Call Information
     The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Thursday, Jan. 29, 2009
11:00 a.m. Eastern Time

Live Dial-In:	800-344-0593 or 706-634-0975
(Call in 10 minutes prior to be included.)
Conference ID: 68487254

Replay Dial-In through Feb. 6, 2009:
800-642-1687 or 706-645-9291

Live Webcast:	www.timken.com/investors
The Timken Company

About The Timken Company
     The Timken Company (NYSE: TKR, http://www.timken.com) keeps the world turning, with innovative friction management and power transmission products and services, enabling our customers to perform faster and more efficiently. With sales of $5.7 billion in 2008, operations in 26 countries and approximately 25,000 employees, Timken is Where You Turn™ for better performance.
     Certain statements in this news release (including statements regarding the company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company’s future financial performance, including the information under the heading “Outlook,” are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company’s financial statements for the fourth quarter and full year of 2008; the company’s ability to respond to the changes in its end markets that could affect demand for the company’s products; unanticipated changes in business relationships with customers or their purchases from us; fluctuations in raw-material and energy costs and their impact on the operation of the company’s surcharge mechanisms; the impact of the company’s LIFO accounting; changes in global economic conditions and financial markets; changes in the financial health of the company’s customers; changes in the expected costs associated with product warranty claims; the results of the company’s discussions with the union that represents company associates at the Canton area manufacturing facilities; the impact on operations of general economic conditions, higher or lower raw-material and energy costs, fluctuations in customer demand; and the company’s ability to achieve the benefits of its future and ongoing programs and initiatives, including, without limitation, the implementation of its Mobile Industries Segment restructuring program and initiatives and the rationalization of the company’s Canton bearing operations. These and additional factors are described in greater detail in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2007, page 40 and in the company’s Form 10-Q for the quarter ended Sept. 30, 2008. The company undertakes no obligation to update or revise any forward-looking statement.
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The Timken Company

(Unaudited)
CONDENSED CONSOLIDATED STATEMENT OF INCOME

	AS REPORTED				ADJUSTED (1)
(Dollars in thousands, except share data)	Q4 2008	Q4 2007	Full Year 2008	Full Year 2007	Q4 2008	Q4 2007	Full Year 2008	Full Year 2007

Net sales	$1,210,757	$1,341,037	$5,663,660	$5,236,020	$1,210,757	$1,341,037	$5,663,660	$5,236,020
Cost of products sold	1,029,670	1,078,280	4,417,961	4,150,911	1,029,670	1,078,280	4,417,961	4,150,911
Manufacturing rationalization/reorganization expenses - cost of products sold	1,655	3,330	4,230	31,275	—	—	—	—

Gross Profit	$179,432	$259,427	$1,241,469	$1,053,834	$181,087	$262,757	$1,245,699	$1,085,109
Selling, administrative & general expenses (SG&A)	156,946	180,095	723,463	692,037	156,946	180,095	723,463	692,037
Manufacturing rationalization/reorganization expenses — SG&A	(166)	415	1,524	3,246	—	—	—	—
(Gain) loss on divestitures	—	60	(8)	528	—	—	—	—
Impairment and restructuring	56,370	7,508	64,383	40,378	—	—	—	—

Operating Income (Loss)	$(33,718)	$71,349	$452,107	$317,645	$24,141	$82,662	$522,236	$393,072
Other (expense)	(8,542)	(2,235)	(16,867)	(12,988)	(8,542)	(2,235)	(16,867)	(12,988)
Special items — other income	9,332	9,884	29,319	13,239	—	—	—	—

Earnings Before Interest and Taxes (EBIT) (2)	$(32,928)	$78,998	$464,559	$317,896	$15,599	$80,427	$505,369	$380,084
Interest expense, net	(9,605)	(10,753)	(38,963)	(35,639)	(9,605)	(10,753)	(38,963)	(35,639)

Income (Loss) From Continuing Operations Before Income Taxes	(42,533)	68,245	425,596	282,257	5,994	69,674	466,406	344,445
Provision for income taxes	(6,382)	19,954	157,926	62,868	(336)	20,556	152,982	114,528

Income (Loss) From Continuing Operations	$(36,151)	$48,291	$267,670	$219,389	$6,330	$49,118	$313,424	$229,917

Income from discontinued operations net of income taxes, special items (3)	—	—	—	665	—	—	—	—

Net Income (Loss)	$(36,151)	$48,291	$267,670	$220,054	$6,330	$49,118	$313,424	$229,917

Earnings Per Share — Continuing Operations	$(0.38)	$0.51	$2.80	$2.32	$0.07	$0.52	$3.28	$2.43
Earnings Per Share — Discontinued Operations	—	—	—	0.01	—	—	—	—

Earnings Per Share	$(0.38)	$0.51	$2.80	$2.33	$0.07	$0.52	$3.28	$2.43

Diluted Earnings Per Share — Continuing Operations	$(0.38)	$0.50	$2.78	$2.29	$0.07	$0.51	$3.26	$2.40
Diluted Earnings Per Share — Discontinued Operations	—	—	—	0.01	—	—	—	—

Diluted Earnings Per Share	$(0.38)	$0.50	$2.78	$2.30	$0.07	$0.51	$3.26	$2.40

Average Shares Outstanding	95,902,494	95,115,399	95,650,104	94,639,065	95,902,494	95,115,399	95,650,104	94,639,065
Average Shares Outstanding-assuming dilution	96,171,948	96,041,410	96,272,763	95,612,235	96,171,948	96,041,410	96,272,763	95,612,235

BUSINESS SEGMENTS

(Dollars in thousands) (Unaudited)	Q4 2008	Q4 2007	Full Year 2008	Full Year 2007

Mobile Industries Segment
Net sales to external customers	$461,778	$597,972	$2,264,235	$2,426,660
Adjusted earnings (loss) before interest and taxes (EBIT) (2)	(31,549)	(5,186)	16,502	$50,719
Adjusted EBIT Margin (2)	-6.8%	-0.9%	0.7%	2.1%

Process Industries Segment
Net sales to external customers	$289,160	$306,232	$1,274,358	$1,080,908
Intergroup sales	902	358	3,153	1,809

Total net sales	$290,062	$306,590	$1,277,511	$1,082,717
Adjusted earnings before interest and taxes (EBIT) (2)	44,142	43,955	246,760	$142,792
Adjusted EBIT Margin (2)	15.2%	14.3%	19.3%	13.2%

Aerospace and Defense Segment
Net sales to external customers	$113,301	$94,848	$431,096	$313,361
Adjusted earnings before interest and taxes (EBIT) (2)	18,640	10,612	50,389	$21,729
Adjusted EBIT Margin (2)	16.5%	11.2%	11.7%	6.9%

Total Bearings and Power Transmission Group
Net sales to external customers	$864,239	$999,052	$3,969,689	$3,820,929
Intergroup sales	902	358	3,153	1,809

Total net sales	$865,141	$999,410	$3,972,842	$3,822,738
Adjusted earnings before interest and taxes (EBIT) (2)	31,233	49,381	313,651	215,240
Adjusted EBIT Margin (2)	3.6%	4.9%	7.9%	5.6%

Steel Group (3)
Net sales to external customers	$346,518	$341,985	$1,693,971	$1,415,091
Intergroup sales	24,980	37,448	157,982	146,515

Total net sales	$371,498	$379,433	$1,851,953	$1,561,606
Adjusted earnings (loss) before interest and taxes (EBIT) (2)	(3,493)	47,475	264,006	231,167
Adjusted EBIT Margin (2)	-0.9%	12.5%	14.3%	14.8%

Unallocated corporate expense	(13,646)	(17,726)	(68,413)	(65,850)

Intergroup eliminations income (expense) (4)	$1,505	$1,297	($3,875)	(473)

Consolidated
Net sales to external customers	$1,210,757	$1,341,037	$5,663,660	$5,236,020
Adjusted earnings before interest and taxes (EBIT) (2)	$15,599	$80,427	$505,369	$380,084
Adjusted EBIT Margin (2)	1.3%	6.0%	8.9%	7.3%

(1)	“Adjusted” statements exclude the impact of impairment and restructuring, manufacturing rationalization/reorganization and special charges and credits for all periods shown.

(2)	EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company’s business segments and EBIT disclosures are responsive to investors.

(3)	Discontinued Operations reflects the Dec. 8, 2006 sale of Timken Latrobe Steel. Steel Group Net sales and Adjusted EBIT have been changed to exclude Timken Latrobe Steel for all periods. Income From Discontinued Operations Net of Income Taxes, Special Items includes the gain on sale.

(4)	Intergroup eliminations represent intergroup profit or loss between the Steel Group and the Bearings and Power Transmission Group.

Reconciliation of GAAP net income and EPS — diluted.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Fourth Quarter				Twelve Months
	2008		2007		2008		2007
(Dollars in thousands, except per share data) (Unaudited)	$	EPS (1)	$	EPS (1)	$	EPS (1)	$	EPS (1)

Net income	$(36,151)	$(0.38)	$48,291	$0.50	$267,670	$2.78	$220,054	$2.30

Pre-tax special items:
Manufacturing rationalization/reorganization expenses — cost of products sold	1,655	0.02	3,330	0.03	4,230	0.04	31,275	0.33
Manufacturing rationalization/reorganization expenses — SG&A	(166)	—	415	—	1,524	0.02	3,246	0.03
(Gain) loss on divestiture	—	—	60	—	(8)	—	528	0.01
Impairment and restructuring	56,370	0.59	7,508	0.08	64,383	0.67	40,378	0.42
Special items — other expense (income)	(9,332)	(0.10)	(9,884)	(0.10)	(29,319)	(0.30)	(13,239)	(0.14)
Provision for income taxes (2)	(6,046)	(0.06)	(602)	(0.01)	4,944	0.05	(51,660)	(0.54)
Income from discontinued operations net of income taxes, special items (3)	—	—	—	—	—	—	(665)	(0.01)

Adjusted net income	$6,330	$0.07	$49,118	$0.51	$313,424	$3.26	$229,917	$2.40

(1)	EPS amounts will not sum due to rounding differences.

(2)	Provision for income taxes includes the tax effect of pre-tax special items on our effective tax rate, as well as the impact of discrete tax items recorded during the respective periods.

(3)	Discontinued Operations relates to the sale of Latrobe Steel on Dec. 8, 2006.

Reconciliation of GAAP income from continuing operations and EPS — diluted.
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted income from continuing operations and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP income from continuing operations to adjusted income from continuing operations in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	Fourth Quarter				Twelve Months
	2008		2007		2008		2007
(Dollars in thousands, except per share data) (Unaudited)	$	EPS (1)	$	EPS (1)	$	EPS (1)	$	EPS (1)

Income from continuing operations	$(36,151)	$(0.38)	$48,291	$0.50	$267,670	$2.78	$219,389	$2.29

Pre-tax special items:
Manufacturing rationalization/reorganization expenses — cost of products sold	1,655	0.02	3,330	0.03	4,230	0.04	31,275	0.33
Manufacturing rationalization/reorganization expenses — SG&A	(166)	—	415	—	1,524	0.02	3,246	0.03
(Gain) loss on divestiture	—	—	60	—	(8)	—	528	0.01
Impairment and restructuring	56,370	0.59	7,508	0.08	64,383	0.67	40,378	0.42
Special items — other expense (income)	(9,332)	(0.10)	(9,884)	(0.10)	(29,319)	(0.30)	(13,239)	(0.14)
Provision for income taxes (2)	(6,046)	(0.06)	(602)	(0.01)	4,944	0.05	(51,660)	(0.54)

Adjusted income from continuing operations	$6,330	$0.07	$49,118	$0.51	$313,424	$3.26	$229,917	$2.40

(1)	EPS amounts will not sum due to rounding differences.

(2)	Provision for income taxes includes the tax effect of pre-tax special items on our effective tax rate, as well as the impact of discrete tax items recorded during the respective periods.
Reconciliation of Outlook Information.
Expected earnings per diluted share for the 2009 full year excludes special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/ reorganization expenses, gain/loss on the sale of non-strategic assets and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. Management cannot predict whether the company will receive any additional payments under the CDSOA in 2009 and if so, in what amount. If the company does receive any CDSOA payments, they will most likely be received in the fourth quarter.

Reconciliation of GAAP Income from Continuing Operations before Income Taxes
This reconciliation is provided as additional relevant information about the company’s performance. Management believes Consolidated adjusted earnings before interest and taxes (EBIT) and Total Bearings and Power Transmission Group adjusted EBIT are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP Income from Continuing Operations before Income Taxes to Consolidated adjusted EBIT in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on t he sale of non-strategic assets.

	Fourth Quarter		Twelve Months
	2008	2007	2008	2007
(Thousands of U.S. dollars) (Unaudited)	$	$	$	$

Income from Continuing Operations before Income Taxes	$(42,533)	$68,245	$425,596	$282,257

Pre-tax reconciling items:
Interest expense	11,169	12,261	44,933	42,683
Interest (income)	(1,564)	(1,508)	(5,970)	(7,044)
Manufacturing rationalization/reorganization expenses — cost of products sold	1,655	3,330	4,230	31,275
Manufacturing rationalization/reorganization expenses — SG&A	(166)	415	1,524	3,246
(Gain) loss on divestiture	—	60	(8)	528
Impairment and restructuring	56,370	7,508	64,383	40,378
Special items — other expense (income)	(9,332)	(9,884)	(29,319)	(13,239)

Consolidated adjusted earnings before interest and taxes (EBIT)	$15,599	$80,427	$505,369	$380,084

Steel Group adjusted earnings before interest and taxes (EBIT)	3,493	(47,475)	(264,006)	(231,167)
Unallocated corporate expense	13,646	17,726	68,413	65,850
Intergroup eliminations expense (income)	(1,505)	(1,297)	3,875	473

Total Bearings and Power Transmission Group adjusted earnings before interest and taxes (EBIT)	$31,233	$49,381	$313,651	$215,240

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:

(Dollars in thousands) (Unaudited)	Dec. 31, 2008	Dec. 31, 2007

Short-term debt	$108,590	$142,568
Long-term debt	515,250	580,587

Total Debt	623,840	723,155
Less: Cash and cash equivalents	(116,306)	(30,144)

Net Debt	$507,534	$693,011

Shareholders’ equity	$1,622,591	$1,960,669

Ratio of Total Debt to Capital	27.8%	26.9%
Ratio of Net Debt to Capital (Leverage)	23.8%	26.1%

This reconciliation is provided as additional relevant information about Timken’s financial position. Capital is defined as total debt plus shareholder’s equity.
Management believes Net Debt is more indicative of Timken’s financial position, due to the amount of cash and cash equivalents.

CONDENSED CONSOLIDATED BALANCE SHEET

	Dec 31,	Dec 31,
(Dollars in thousands) (Unaudited)	2008	2007

ASSETS
Cash & cash equivalents	$116,306	$30,144
Accounts receivable	609,397	748,483
Inventories	1,145,695	1,087,712
Other current assets	161,433	178,912

Total Current Assets	2,032,831	2,045,251
Property, plant & equipment	1,743,866	1,722,081
Goodwill	230,049	271,784
Other assets	539,518	340,121

Total Assets	$4,546,264	$4,379,237

LIABILITIES
Accounts payable & other liabilities	$443,430	$528,052
Short-term debt	108,590	142,568
Income taxes	27,598	21,787
Accrued expenses	218,695	212,015

Total Current Liabilities	798,313	904,422
Long-term debt	515,250	580,587
Accrued pension cost	871,955	169,364
Accrued postretirement benefits cost	613,045	662,379
Other non-current liabilities	125,110	101,816

Total Liabilities	2,923,673	2,418,568

SHAREHOLDERS’ EQUITY	1,622,591	1,960,669

Total Liabilities and Shareholders’ Equity	$4,546,264	$4,379,237

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the three months ended		For the twelve months ended
	Dec. 31,	Dec. 31,	Dec. 31,	Dec. 31,
(Dollars in thousands) (Unaudited)	2008	2007	2008	2007

Cash Provided (Used)
OPERATING ACTIVITIES
Net Income (Loss)	$(36,151)	$48,291	$267,670	$220,054
Earnings from discontinued operations	—	—	—	(665)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,909	57,758	230,994	218,353
Impairment Loss	50,718	118	51,786	11,738
Pension and other postretirement expense	22,994	31,148	87,473	121,940
Pension and other postretirement benefit payments	(15,097)	(13,904)	(72,218)	(152,888)
Accounts receivable	193,936	24,193	123,784	(15,744)
Inventories	123,745	(9,420)	(98,815)	(44,186)
Accounts payable and accrued expenses	(128,331)	11,996	(32,993)	(26,088)
Other	6,593	309	11,699	3,489

Net Cash Provided by Operating Activities — Continuing Operations	271,316	150,489	569,380	336,003
Net Cash Provided by Operating Activities — Discontinued Operations	—	—	—	665

Net Cash Provided by Operating Activities	271,316	150,489	569,380	336,668

INVESTING ACTIVITIES
Capital expenditures	(85,478)	(117,547)	(271,776)	(313,921)
Other	3,042	8,178	37,105	21,075
Divestments	—	—	—	698
Acquisitions	(28,846)	(202,899)	(86,024)	(204,422)

Net Cash Used by Investing Activities	(111,282)	(312,268)	(320,695)	(496,570)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	(17,379)	(16,284)	(67,462)	(62,966)
Net proceeds from common share activity	30	817	16,909	37,804
Net borrowings (payments) on credit facilities	(115,830)	119,100	(95,368)	104,241

Net Cash (Used) Provided by Financing Activities	(133,179)	103,633	(145,921)	79,079

Effect of exchange rate changes on cash	(5,258)	523	(16,602)	9,895

Increase (Decrease) in Cash and Cash Equivalents	21,597	(57,623)	86,162	(70,928)
Cash and Cash Equivalents at Beginning of Period	94,709	87,767	30,144	101,072

Cash and Cash Equivalents at End of Period	$116,306	$30,144	$116,306	$30,144